Press Release

FOR IMMEDIATE RELEASE

Contact: Terri McKay, FHLBank Pittsburgh: 412-288-2830; cell 412-523-8511 tmckay@fhlb-pgh.com

FHLBANK PITTSBURGH ANNOUNCES FIRST QUARTER 2013 FINANCIAL RESULTS

PITTSBURGH, April 29, 2013 – The Federal Home Loan Bank of Pittsburgh (FHLBank or the Bank) today announced unaudited financial results for the first quarter of 2013. The Bank recorded net income of $28.6 million. The Board of Directors declared a dividend of 0.29 percent annualized, payable to the Bank’s stockholders on April 30, 2013. Also on that date, the Bank will repurchase approximately $400 million in members’ excess capital stock.

“Again this quarter, our results demonstrate continued progress,” said Winthrop Watson, President and Chief Executive Officer. “We remain focused on maintaining strength and flexibility throughout all financial cycles.”

Operating Results
The Bank’s net income for the first quarter of 2013 was $28.6 million, compared to $21.8 million for the first quarter of 2012. The increase was driven primarily by lower net other-than-temporary impairment (OTTI) credit losses and higher net interest income, partially offset by lower net gains on derivatives and hedging activities. Net OTTI credit losses on the private-label mortgage-backed securities (MBS) portfolio were $(0.4) million for the first three months of 2013, an improvement of $6.8 million compared to $(7.2) million for the same period in 2012. Net interest income for the first quarter of 2013 was $45.4 million, an increase of $3.2 million from $42.2 million for the first quarter of 2012, primarily due to lower interest expense related to the Bank’s consolidated obligations, partially offset by lower interest income from investment securities, advances and mortgage loans held for portfolio. Net gains on derivatives and hedging activities were $1.6 million in the first quarter of 2013 compared to $4.0 million in the first quarter of 2012. First quarter 2013 performance allowed the Bank to set aside $3.2 million for affordable housing programs.

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• 601 Grant Street • Pittsburgh, PA 15219-4455 • 412-288-3400 • www.fhlb-pgh.com

FHLBank Pittsburgh Reports First Quarter 2013 Results – page two

As previously reported, the vast majority of the securities in the Bank’s private-label MBS portfolio were AAA-rated at the time of purchase. Based on the performance of certain securities, among other information, it appears that the underwriting standards represented in the offering materials for these securities were not followed. As a result, the Bank owns certain private-label MBS, which it otherwise would not have owned, on which it has recognized losses. In 2009, the Bank filed lawsuits against certain issuers, underwriters and rating agencies related to these misrepresentations. This litigation is in process.

Balance Sheet Highlights
At March 31, 2013, total assets were $60.1 billion, a decrease of $4.5 billion from $64.6 billion at December 31, 2012. Advances totaled $40.0 billion at March 31, 2013, down slightly from $40.5 billion at December 31, 2012, which included short-term advance demand that was paid down by members based on their liquidity needs in the first quarter. In addition, investments decreased approximately $3.0 billion in the first quarter of 2013 as the Bank’s additional liquidity needs declined.

Total capital at March 31, 2013, was $3.5 billion, up $67.5 million from December 31, 2012.
Total retained earnings were $585.7 million at March 31, 2013, an increase of $26.4 million from $559.3 million at December 31, 2012. Total retained earnings at March 31, 2013 included $36.2 million of restricted retained earnings. Total accumulated other comprehensive income (AOCI) continued to improve to $78.8 million at March 31, 2013, up $25.1 million from $53.7 million at December 31, 2012. At March 31, 2013, the Bank had total regulatory capital of $3.8 billion and exceeded all regulatory capital requirements.

The Board of Directors declared a dividend equal to an annual yield of 0.29 percent, which is based on average 3-month LIBOR for the first quarter. The dividend will be calculated on stockholders’ average balances during the period January 1, 2013, to March 31, 2013, and credited to stockholders’ accounts on Tuesday, April 30, 2013. Also on that date, the Bank will repurchase approximately $400 million of members’ excess capital stock.

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FHLBank Pittsburgh Reports First Quarter 2013 Results – page three

Detailed financial information regarding the first quarter 2013 results will be available in FHLBank Pittsburgh’s first quarter 2013 Form 10-Q filing, which the Bank anticipates filing around May 8, 2013. Detailed financial information regarding 2012 is available in the 2012 Annual Report on Form 10-K, which can be accessed through FHLBank Pittsburgh’s website at www.fhlb-pgh.com or on the SEC’s website at www.sec.gov.

FHLBank Pittsburgh is a wholesale bank that serves the housing finance, community and economic development needs of its owner-members. FHLBank Pittsburgh provides reliable access to low-cost funds, competitive pricing in the purchase of mortgage loans, correspondent banking, technical assistance, affordable housing grants and other programs so that members can better serve their communities. FHLBank Pittsburgh is privately capitalized and funded and does not use taxpayer dollars. At March 31, 2013, it had 293 members in its district of Delaware, Pennsylvania and West Virginia and approximately $60 billion in assets. FHLBank Pittsburgh is one of twelve Banks in the Federal Home Loan Bank System, established by Congress in 1932 to support the residential mortgage and community development activities of local financial institutions.

This document contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Actual performance or events may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, economic and market conditions, including, but not limited to, real estate, credit and mortgage markets; volatility of market prices, rates, and indices related to financial instruments; political, legislative, regulatory, litigation, or judicial events or actions; changes in assumptions used in the quarterly Other-Than-Temporary Impairment (OTTI) process; risks related to mortgage-backed securities; changes in the assumptions used in the allowance for credit losses; changes in the Bank’s capital structure; changes in the Bank’s capital requirements; membership changes; changes in the demand by Bank members for Bank advances; an increase in advances’ prepayments; competitive forces, including the availability of other sources of funding for Bank members; changes in investor demand for consolidated obligations and/or the terms of interest rate exchange agreements and similar agreements; changes in the Federal Home Loan Bank (FHLBank) System’s debt rating or the Bank’s rating; the ability of the Bank to introduce new products and services to meet market demand and to manage successfully the risks associated with new products and services; the ability of each of the other FHLBanks to repay the principal and interest on consolidated obligations for which it is the primary obligor and with respect to which the Bank has joint and several liability; applicable Bank policy requirements for retained earnings and the ratio of the market value of equity to par value of capital stock; the Bank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements); business and capital plan adjustments and amendments; technology risks; and timing and volume of market activity. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. FHLBank Pittsburgh does not undertake to update any forward-looking statements made in this announcement.

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FHLBank Pittsburgh Reports First Quarter 2013 Results – page four

Unaudited Statements of Condition and Income
	(in millions)
	March 31,	December 31,
Statement of Condition	2013	2012
ASSETS:
Investments (1)	$15,955.5	$19,057.3
Advances	39,994.0	40,497.8
Mortgage loans held for portfolio, net	3,482.8	3,532.5
All other assets	704.3	1,528.7

Total assets	$60,136.6	$64,616.3

LIABILITIES:
Consolidated obligations, net	$54,797.2	$59,284.1
All other liabilities	1,842.9	1,903.2

Total liabilities	56,640.1	61,187.3

CAPITAL:
Capital stock	2,832.0	2,816.0
Retained earnings	585.7	559.3
Accumulated other comprehensive income	78.8	53.7

Total capital	3,496.5	3,429.0

Total liabilities and capital	$60,136.6	$64,616.3

(1) Includes held-to-maturity securities, available-for-sale securities, trading securities, interest-bearing deposits, securities purchased under resale agreement and Federal funds sold.

	Three months ended March 31,
Statement of Income	2013	2012
Total interest income	$153.1	$185.5
Total interest expense	107.7	143.3

Net interest income	45.4	42.2

Provision (benefit) for credit losses	(0.1)	0.1

Net OTTI losses	0.4	7.2

All other income	4.1	6.8

All other expense	17.4	17.5

Income before assessments	31.8	24.2

Affordable Housing Program assessment	3.2	2.4

Net income	$28.6	$21.8